                               NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Mickey Foster
Vice President
Corporate and Investor Relations
(732) 933-5140

MILLENNIUM CHEMICALS REPORTS
THIRD QUARTER 2001 OPERATING RESULTS

--3Q01 TiO2 EBITDA level with 2Q01 --
-- 3Q01 SD&A costs improved 39 percent over 3Q00 --
-- 3Q01 net debt declined $31 million from 2Q01 --

EPS loss of ($0.20) includes gains on interest rate hedges

London, England and Red Bank, New Jersey, October 30, 2001 -- Millennium Chemicals (NYSE-MCH) (“Millennium”) announced today a third quarter 2001 EPS loss of ($0.20), compared to EPS of $0.56 in the third quarter last year. Millennium reported third quarter 2001 pro forma EBITDA1 of $63 million compared to third quarter 2000 pro forma EBITDA of $134 million. Third quarter pro forma sales were $792 million compared to last year’s third quarter pro forma sales of $1.050 billion.

William M. Landuyt, Chairman and Chief Executive Officer of Millennium, said, “The third quarter was negatively impacted by weak demand and pricing for petrochemical products, including acetyls and Equistar’s principal products, ethylene and polyethylene. Selling, development and administrative costs in the third quarter declined 39 percent from last year’s third quarter due to wide-ranging cost-reduction programs initiated earlier this year. On another positive note, net debt declined by $31 million in the third quarter, mainly due to aggressive working capital management.”

In the third quarter of 2001, Millennium reported a net loss of ($12) million compared to net income of $35 million in the third quarter last year. Both basic and diluted EPS in the third quarter were a loss of ($0.20) compared to basic and diluted EPS of $0.56 and $0.55, respectively, in the comparable period last year. Included in the third quarter of 2001 are $3 million of after-tax gains, or $0.05 per share, related to the interest benefit recognized from interest rate swap agreements. These gains were subsequently realized early in the fourth quarter upon termination of the swap agreements.

Net debt (total debt less cash) at September 30, 2001 totaled $1.111 billion versus $1.142 billion at the end of the second quarter 2001. John E. Lushefski, Senior Vice President and Chief Financial Officer of Millennium, said, “Millennium lowered its net debt by $31 million in the third quarter by reducing working capital, aggressively improving its cost structure and lowering discretionary capital spending.”

Net interest expense was $18 million in third quarter 2001, down from $19 million in third quarter 2000 and $22 million in the second quarter 2001. Lushefski continued, “Net interest expense improved due to lower debt levels and the gains from interest rate swap agreements. We are very focused on our goal of reducing net debt, and progress is being made despite the extremely difficult global economic environment.”

Millennium has declared a quarterly dividend on its common stock of $0.135 per share. Shareholders are also entitled to a United Kingdom Notional Tax Credit of $0.015 per share. The dividend will be payable on December 19, 2001 to shareholders of record December 3, 2001. The ex-dividend date will be November 29, 2001.

TITANIUM DIOXIDE

The Titanium Dioxide (TiO2) segment reported third quarter EBITDA of $42 million compared to $55 million in the third quarter last year and $40 million in the second quarter of 2001. EBITDA in the third quarter of 2001 was similar to the second quarter of 2001 with lower costs offsetting lower average selling prices on flat sales volumes.

In local currencies, average third quarter prices were down 4 percent from last year’s third quarter, and down 3 percent from the second quarter of 2001. In U.S. dollar terms, the worldwide average third quarter price was down 8 percent from the same quarter last year and down 3 percent from the second quarter of 2001. This decline was due primarily to competitive pricing.

Third quarter TiO2 sales volumes of 150,000 metric tons were down 13 percent from the record third quarter last year and flat with second quarter 2001 levels. Year-to-date sales volumes were down 10 percent from the same period last year.

The third quarter’s TiO2 operating rate of 86 percent of annual nameplate capacity of 712,000 metric tons was similar to that in the second quarter, and compared to 98 percent in last year’s third quarter. Millennium idled its high-cost sulfate-process plant in Baltimore, Maryland in September, as previously announced. Millennium’s nameplate capacity is now 690,000 metric tons per year. Millennium is currently restricting production rates to match demand and manage inventory levels.

Manufacturing costs per metric ton in the third quarter 2001 decreased 4 percent from second quarter 2001 primarily due to the success of programs put in place to aggressively lower controllable fixed costs.

Outlook
Sales volumes for the fourth quarter are expected to decline seasonally from third quarter levels. Millennium will continue throttling back its plants to match market demand with supply. These anticipated production cutbacks and resulting lower plant operating rates will decrease our fixed cost absorption, and negatively impact profits in the fourth quarter. Sales volumes and pricing remain low due to the weak global economy. However, these negatives are being partially offset by good progress on controllable cost reduction efforts.

ACETYLS

The Acetyls segment reported third quarter EBITDA of $4 million compared to $19 million in the third quarter last year and $10 million in second quarter 2001. As previously announced, the third quarter results were negatively impacted by $8 million due to unfavorable fixed-price natural gas purchase positions, which were put in place in the first quarter of 2001. These forward positions are expected to continue to adversely affect margins through March 2002.

VAM prices in the third quarter decreased 13 percent from prices in the third quarter of last year and decreased 14 percent from second quarter 2001. Acetic acid prices in the third quarter decreased 11 percent from the comparable period last year and were down 10 percent from second quarter 2001. VAM volumes in the third quarter of 2001 improved 4 percent over the second quarter.

Outlook
Fourth quarter earnings are expected to be significantly lower than the third quarter due to lower VAM and acetic acid prices resulting from weak global demand.

FRAGRANCE & FLAVOR CHEMICALS

The Fragrance & Flavor Chemicals segment reported third quarter EBITDA of $5 million compared to $7 million in the third quarter last year and $6 million in second quarter 2001. Sales volumes were flat with last year’s third quarter and down 4 percent from second quarter 2001.

Average selling prices declined 8 percent compared to last year’s third quarter and remained flat with the second quarter 2001. The price of crude sulfate turpentine, the key raw material, remained virtually unchanged from last year’s third quarter and second quarter 2001.

Outlook
The market for fragrance chemicals remains competitive and volumes may be affected by the weakening global economy. We expect this difficult market climate to continue for the remainder of the year.

EQUISTAR

Millennium’s 29.5 percent stake in Equistar resulted in a third quarter post-interest equity loss of ($26) million compared to $16 million of equity income in the third quarter last year and a ($10) million equity loss in second quarter 2001.

Ethylene prices decreased 20 percent in the third quarter compared to the second quarter of 2001. Polyethylene prices decreased 17 percent while polyethylene volumes increased 12 percent in the third quarter compared to the second quarter 2001. The cost of ethylene decreased on lower natural gas liquid costs and lower heavy feedstock costs, partially offset by lower coproduct prices. Natural gas liquid prices declined 22 percent in the third quarter versus the second quarter of 2001, while heavy liquid feedstocks decreased 16 percent.

Millennium’s share of Equistar’s underlying third quarter sales was $399 million; of operating loss, ($12) million; and, of EBITDA, $12 million. Equistar did not distribute any cash to Millennium in the third quarter, and distributions are not expected until profit levels improve.

Outlook
Petrochemicals demand remains soft and pricing continues under pressure. Trough conditions experienced in the third quarter are expected to continue through the fourth quarter of 2001. A recovery in U.S. demand will be necessary before any substantial improvement in Equistar’s results takes place.

1 EBITDA represents income from operations before interest, taxes, depreciation and amortization, other income items and equity earnings. Pro forma EBITDA, presented for comparative purposes, includes the Company’s share of Equistar’s EBITDA, adjusted for an allocation of corporate costs incurred by Millennium.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals Inc. is:

  The second-largest producer of TiO2 in the world and a leading producer of titanium tetrachloride, and other products, including cadmium/selenium pigments and silica gel;
  The second-largest producer of acetic acid and vinyl acetate monomer in North America;
  A leading producer of fragrance chemicals; and,
  Through its partnership interest in Equistar Chemicals, LP, a partner in the third-largest producer of ethylene, and the third-largest producer of polyethylene, in North America and a leading producer of ethylene oxide and its derivatives and high value-added specialty polymers.

The statements in this press release that are not historical facts are or may be deemed to be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans,” or the negative or other variation of these or similar words, or by discussion of strategy or risks and uncertainties. These statements are only present expectations. Actual events or results may differ materially. Factors that could cause such a difference include: the cyclicality and volatility of the segments of the chemical industry in which the Company and Equistar operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industry segments to capacity additions; general economic conditions in the geographic regions where the Company and Equistar generate sales, and the impact of government regulation and other external factors; the ability of Equistar to distribute cash to its partners and uncertainties arising from the shared control of Equistar and the Company's future capital commitments for Equistar; changes in the cost of energy and raw materials; the ability of raw material suppliers to fulfill their commitments; the ability of the Company and Equistar to achieve their productivity improvement and cost reduction targets; the occurrence of operating problems at manufacturing facilities of the Company or Equistar; fluctuations in currency exchange rates and other risks of doing business abroad; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters; pricing and other competitive pressures; exposure to legal proceedings relating to present and former operations (including proceedings based on exposure to lead pigments, asbestos and other materials) and other claims; and tax and indemnification liabilities arising from the Company's dual tax residence in the United States and the United Kingdom. A further description of these risks, uncertainties and other matters can be found in the Company's Current Report on Form 8-K dated July 26, 2001.

The Company disclaims any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

(Tables follow)

Listen in live to Millennium's 2001 third quarter earnings discussion on Tuesday,
October 30 at 10:00 am EDT via webcast at http://www.millenniumchem.com and click on the Investor Relations icon.
The teleconference number is 706-679-7718
Replay will be available until Friday, November 2 at 706-645-9291, reservation #1929180.

MILLENNIUM CHEMICALS
Consolidated Statements of Income
(in millions, except per share data)

TABLE I

                                                 Three months ended          Nine months ended
                                                    September 30,              September 30,
                                            ---------------------     -----------------------
                                                  2001        2000           2001        2000
                                                  ----        ----           ----        ----
Net sales                                        $  393      $  473         $1,256      $1,359
Operating costs and expenses
      Cost of products sold                         307         335            978         970
      Selling, development and
          administrative expenses                    35          57            113         153
                                                 ------      ------         ------      ------

EBITDA                                               51          81            165         236

Depreciation and amortization                        28          27             83          83
                                                 ------      ------         ------      ------
Operating income before reorganization
       and plant closure charges                     23          54             82         153
Net interest expense                                (18)        (19)           (60)        (56)
Equity earnings of Equistar - operating             (12)         30            (14)        113
                            - interest              (14)        (14)           (41)        (40)
                            - plant closure           -           -             (6)          -
Reorganization and plant closure charges              -           -            (36)          -
Net other income                                      2           8              1          13
                                                 ------      ------         ------      ------

(Loss) income before provision for income
     taxes and minority interest                    (19)         59            (74)        183

Benefit (provision) for income taxes                  8         (23)            26         (70)
                                                 ------       ------        ------      ------

(Loss) income before minority interest              (11)         36            (48)        113
Minority interest                                    (1)         (1)            (3)         (5)
                                                 ------      ------         ------      ------

Net (loss) income                                $  (12)     $   35         $  (51)     $  108
                                                 ======      ======         ======      ======

Basic EPS ($/share)                              $(0.20)     $ 0.56         $(0.80)     $ 1.68
                                                 ======      ======         ======      ======

Weighted average number of shares
     used to compute basic EPS                   63.518      63.245         63.514      64.585

Diluted EPS ($/share)                            $(0.20)     $ 0.55         $(0.80)     $ 1.66
                                                 ======      ======         ======      ======

Weighted average number of shares
     used to compute diluted EPS                 63.518      63.864         63.514      65.226

MILLENNIUM CHEMICALS
Segment Information
($ Millions)

TABLE II

                                                    2000                                        2001
                           ----------------------------------------            ---------------------
                                    1Q       2Q      3Q       4Q         FY             1Q       2Q       3Q
                                   ----------------------------------------            ---------------------
EBITDA2
Titanium dioxide                    53       60      55       60        228             50       40       42
Acetyls                             11       14      19       25         69              2       10        4
Fragrance & Flavor                   9        8       7        5         29              6        6        5
                                   ----------------------------------------            ---------------------

REPORTED                            73       82      81       90        326             58       56       51
Equistar                            51       77      53        4        185             19       27       12
                                   ----------------------------------------            ---------------------
PRO FORMA TOTAL                    124      159     134       94        511             77       83       63

DEPRECIATION AND AMORTIZATION
Titanium dioxide                    21       22      20       22         85             21       20       21
Acetyls                              4        5       5        6         20              5        5        5
Fragrance & Flavor                   2        2       2        2          8              2        2        2
                                   ----------------------------------------            ---------------------

REPORTED                            27       29      27       30        113             28       27       28
Equistar                            23       22      23       24         92             23       24       24
                                   ----------------------------------------            ---------------------
PRO FORMA TOTAL                     50       51      50       54        205             51       51       52

OPERATING INCOME2
Titanium dioxide                    32       38      35       38        143             29       20       21
Acetyls                              7        9      14       19         49             (3)       5       (1)
Fragrance & Flavor                   7        6       5        3         21              4        4        3
                                   ----------------------------------------            ---------------------

REPORTED                            46       53      54       60        213             30       29       23
Equistar                            28       55      30      (20)        93             (4)       3      (12)
                                   ----------------------------------------            ---------------------
PRO FORMA TOTAL                     74      108      84       40        306             26       32       11

NET SALES
Titanium dioxide                   323      353     361      318     1,355             319      298      286
Acetyls                             69       80      95       93       337              99       98       85
Fragrance & Flavor                  31       30      17       23       101              26       23       22
                                   ---------------------------------------            ----------------------

REPORTED                           423      463     473      434     1,793             444      419      393
Equistar                           548      560     577      526     2,211             523      472      399
                                   ---------------------------------------            ----------------------
PRO FORMA TOTAL                    971    1,023   1,050      960     4,004             967      891      792

CAPITAL SPENDING
Titanium dioxide                    16       26      18       33        93              23       26       23
Acetyls                              2        1       1        3         7               2        3        -
Fragrance & Flavor                   3        2       1        1         7               1        1        1
Corporate                            -        -       -        -         -               2        3        -
                                   ---------------------------------------            ----------------------
TOTAL                               21       29      20       37       107              28       33       24

2EBITDA and operating income for purposes of this presentation excludes reorganization and plant closure charges recorded in the first and second quarter of 2001.

MILLENNIUM CHEMICALS
Consolidated Balance Sheets
(in Millions)

TABLE III

                                                 September 30,     December 31,
                                                    2001               2000
                                                    ----               ----
ASSETS
Current Assets:
  Cash and cash equivalents                        $   81           $  107
  Trade receivables, net                              261              306
  Inventories                                         326              373
  Other current assets                                 95              101
                                                   ------           ------

    Total Current Assets                              763              887
Property, plant and equipment, net                    915              957
Investment in Equistar                                705              760
Other assets                                          274              225
Goodwill                                              382              391
                                                   ------           ------

    Total Assets                                   $3,039           $3,220
                                                   ======           ======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Notes payable                                    $    4           $   39
  Current maturities of long-term debt                  1              391
  Trade accounts payable                              156              165
  Accrued expenses and other liabilities              196              188
                                                   ------           ------

     Total Current Liabilities                        357              783
Long-term debt                                      1,187              767
Deferred income taxes                                  --               19
Other liabilities                                     606              646
                                                   ------           ------

     Total Liabilities                              2,150            2,215
                                                  ------           ------

Minority interest                                      19               22
Shareholders' equity                                  870              983
                                                   ------           ------

     Total Liabilities and Shareholders' Equity    $3,039           $3,220
                                                   ======           ======